UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2015

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     On March 17, 2015, Big Lots, Inc. (“we,” “us,” “our” or “Company”) entered into an Executive Employment Agreement (the “New Employment Agreement”) with David J. Campisi, our Chief Executive Officer and President, which amends, restates and replaces the Employment Agreement we entered into with Mr. Campisi on May 3, 2013 (the “Original Agreement”). The following description of the New Employment Agreement is qualified in its entirety by reference to the full text of the New Employment Agreement, which is included with this Form 8-K as Exhibit 10.1.

Our Board of Directors (the “Board”) determined that it was appropriate and in the best interests of the Company and our shareholders to enter into the New Employment Agreement based on the promising results we have achieved in connection with the implementation and execution of the strategic plan developed by Mr. Campisi and his management team. The Board believes that Mr. Campisi’s leadership has been transformational across our business and that our strategic plan has refocused our business on our core customer, Jennifer, and her expectations when shopping in our stores. Mr. Campisi has also continued to emphasize the future of our business through our omni-channel initiative and the development of a succession plan. In his first 22 months with the Company, Mr. Campisi recruited and effectively integrated a significant portion of our current Leadership Team by hiring experienced merchandising and marketing leaders who have helped rebuild our corporate culture by focusing on our associates and cross-functional teamwork. In addition, Mr. Campisi championed our commitment to philanthropy in the communities we serve by establishing the Big Lots Foundation. Mr. Campisi’s Original Agreement would have expired on May 3, 2015 and the Board believes our entry into the New Employment Agreement will enhance the stability of our leadership team and reasonably incentivize Mr. Campisi to achieve the goals of our strategic plan and work effectively with the Board on CEO succession, both of which are designed to create long-term value for our shareholders.

Unless terminated earlier in accordance with its terms, the New Employment Agreement will remain effective until May 3, 2020 and will automatically renew for successive one-year renewal terms on each May 4 thereafter unless and until either party provides written notice of nonrenewal to the other party at least 90 days before the end of the then current term. The consequences of termination of employment under the New Employment Agreement depend on the circumstances of the termination.

The New Employment Agreement stipulates that Mr. Campisi will be nominated to stand for election to the Board at our annual meeting of shareholders, subject to certain exceptions set forth in the New Employment Agreement. The New Employment Agreement requires Mr. Campisi to devote his full professional working time and efforts to our business and affairs and also includes several restrictive covenants that survive the termination of his employment, including continuing cooperation (infinite), non-solicitation of employees of the Company, third parties with whom the Company has a business relationship, existing business of the Company or prospective business or opportunities of the Company (24 months, but reduced to six months following a change in control), confidentiality (infinite), non-disparagement (infinite) and non-competition (24 months, but reduced to six months following a change in control).

The New Employment Agreement modifies the payments and benefits to which Mr. Campisi is entitled as follows:

•	increases his minimum annual base salary from $900,000 under the Original Agreement to $1,050,000 (and from his base salary of $950,000 in fiscal 2014);

•
increases the minimum payout percentages (expressed as a percentage of his annual base salary) that may be established for his target and maximum annual incentive award levels from 100% and 200%, respectively, under the Original Agreement to 120% and 240% (and from the 110% and 220% established in fiscal 2014);

•
authorizes Mr. Campisi to use aircraft for personal travel in an amount up to $100,000 per calendar year (calculated based on the aggregate incremental cost to the Company in accordance with SEC rules and regulations), an increase of $20,000 from the amount approved by the Board for fiscal 2014;

•
requires that we maintain and pay all premiums on a life insurance policy on Mr. Campisi in a face amount equal to two times his current base salary (an increase from our current company policy of one and a half times base salary, up to a $1,000,000 total benefit);

•	provides Mr. Campisi with certain payments and benefits in the event that he retires after May 3, 2020 and complies with all restrictive covenants in the New Employment Agreement; and

•
conforms the severance payments and benefits provided to Mr. Campisi if we terminate him without cause or he terminates his employment for good reason to the severance payments and benefits provided to our Chief Executive Officer upon such termination events under the Big Lots Executive Severance Plan adopted on August 28, 2014 (the “Severance Plan”).

The New Employment Agreement further provides that Mr. Campisi is eligible to participate in all benefit and perquisite plans and programs (including our automobile allowance program) and equity incentive plans provided to our senior executive officers. The New Employment Agreement also specifically addresses the vesting of outstanding awards under the Company’s equity incentive plans upon certain termination events. The Original Agreement deferred to the vesting provisions set forth in the equity incentive plans and related award agreements and the Severance Plan.

If Mr. Campisi is terminated for cause or due to his voluntary resignation (other than a termination for good reason), we would have no further obligation to pay any unearned compensation or to provide any future benefits to him.

If Mr. Campisi is involuntarily terminated without cause or he terminates his employment for good reason, the New Employment Agreement would entitle him to:

•
an amount equal to 200% of his then-current base salary payable in cash over a 24-month period; provided that Mr. Campisi would be entitled to receive such payment in a lump sum if his termination occurs during a “protection period” that begins three months before, and ends 24 months after, a change in control;

•
a cash payment equal to a prorated portion of the bonus that he would have earned for the fiscal year in which the termination occurred had such termination not occurred; provided that Mr. Campisi would be entitled to receive a lump sum payment equal to two times his stretch bonus if his termination occurs during a “protection period” that begins three months before, and ends 24 months after, a change in control;

•	a $40,000 cash payment for outplacement assistance;

•
continued coverage under our health plans for up to two years following termination, plus the amount necessary to reimburse him for the taxes he would be liable for as a result of such continued coverage; and

•
prorated vesting of his unvested, outstanding restricted stock awards granted on or before February 1, 2014 and, upon achievement of the applicable performance trigger, prorated vesting of his unvested, outstanding restricted stock unit awards.

If Mr. Campisi’s employment terminates as a result of his death or disability, the New Employment Agreement would entitle him to:

•	a cash payment equal to a prorated portion of the bonus that he would have earned for the fiscal year in which the termination occurred had such termination not occurred;

•	full vesting of his unvested, outstanding service-based equity awards and restricted stock unit awards granted after February 1, 2014; and

•
a prorated portion of his unvested, outstanding performance-based equity awards after the achievement and certification of the applicable performance conditions at the end of the applicable performance period.

If Mr. Campisi’s employment terminates as a result of his retirement after May 3, 2020, the New Employment Agreement would entitle him to:

•	a cash payment equal to a prorated portion of the bonus that he would have earned for the fiscal year in which the termination occurred had such termination not occurred;

•
continued vesting for 24 months after the date of termination of his unvested, outstanding service-based equity awards and restricted stock unit awards granted after February 1, 2014 for which the performance condition has been satisfied (any such awards that vest more than 24 months after the date of termination will be forfeited); and

•
a prorated portion of his unvested, outstanding performance-based equity awards, to be determined by multiplying (1) the amount of such award that would have been earned had he remained employed through the last vesting date under such award by (2) a fraction, the denominator of which is the total number of days between the grant date of the award and the last vesting date under such award and the numerator of which is the number of days between the grant date of the award and his termination date plus 730, provided that such fraction will not exceed 1.00. The New Employment Agreement provides for the addition of 730 to the numerator as it is equivalent to both the number of days (i) in the 24 months of continued vesting applicable to his service-based equity awards and restricted stock unit awards and (ii) in the period he will be subject to restrictive covenants imposed by the New Employment Agreement. This portion of Mr. Campisi’s performance-based equity awards would only vest, it at all, after the achievement and certification of the applicable performance conditions at the end of the applicable performance period.

The New Employment Agreement provides that any compensation paid to Mr. Campisi pursuant to the New Employment Agreement (or any other agreement or arrangement with us) which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by us pursuant to any such law, government regulation or stock exchange listing requirement).

The New Employment Agreement does not require us to reimburse Mr. Campisi for the amount of any excise tax imposed under Section 4999 of the Internal Revenue Code as the result of any payments that constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. Under the New Employment Agreement, if the payments to be received by Mr. Campisi under the New Employment Agreement, when combined with payments and benefits under all other plans and programs maintained by the Company, constitute “excess parachute payments,” such payments and benefits will be reduced to the extent necessary to become one dollar less than the amount that would generate an excise tax liability unless Mr. Campisi would be in a better net after-tax position without any such reduction, in which case the payments and benefits will not be reduced.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	10.1	Executive Employment Agreement with David J. Campisi

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: March 23, 2015	By:	/s/ Timothy A. Johnson
Timothy A. Johnson
Executive Vice President and Chief Financial Officer